EXHIBIT 4.2.F
                                CONSENT TO WAIVER


                               Usurf America, Inc.
                         6005 Delmonico Drive, Suite 140
                        Colorado Springs, Colorado, 80919

                                                                 April ___, 2004

Each Purchaser party to that certain Securities Purchase Agreement, dated March 5, 2004.

                  Re:    Consent to Waiver
                         -------------------------------------------------------

Dear Purchasers:

         Usurf America, Inc., (the "Company") is contemplating a proposed private offering of its securities to an affiliated fund of Crestview Capital Master LLC ("Crestview"), of up to $1,500,000 of 8% secured convertible debentures and warrants to purchase common stock of the Company on or prior to April _____, 2004 (the "Proposed Transaction"). Each of the above named persons, pursuant to the Securities Purchase Agreement dated on or about March 5, 2004, (collectively the "Purchase Agreement") by and among the Company and each of the addressees to this letter (the "Purchasers"), may have certain rights which they are hereby requested to waive in order to enable the Company to properly consummate the Proposed Transaction.

         The Company hereby requests that each Purchaser waive any rights it may possess under the following provisions as they relate solely to the Proposed
Transaction:

         1. Section 4.4 of the Purchase Agreement which prohibits the Company from selling any security that would be integrated with the offer or sale of secured convertible debentures and warrants.

         2. Section 4.13 of the Purchase Agreement which prohibits the Company from issuing any Capital Shares or Capital Shares Equivalents (a "Subsequent Financing") for 18 months after the effective date of the Registration Statement without offering each Purchaser the right to participate in up to 100% in such Subsequent Financing.

         3. Section 4.14 of the Purchase Agreement which prohibits the Company from issuing any other Capital Shares or Capital Shares Equivalents until after the 90th day after the effective date of the Registration Statement.

         4. Section 4.17 of the Purchase Agreement which requires the Company to issue additional shares of Common Stock to such holder at the Discounted Purchase Price if the Company issues any Capital Shares or Capital Shares Equivalents entitling any person to acquire shares of Common Stock at a price per share less than the effective price paid by a holder under the Purchase Agreement for 18 months after the Closing Date.

         5. Section 6(b) of the Registration Rights Agreement which prohibits the Company from including additional shares on the Registration Statement as they solely relate to the Proposed Transaction.

         The convertible debentures issuable under the Proposed Transaction shall rank pari passu with all other debentures now or hereafter issued by the Company.

         The Company agrees and acknowledges that the waivers granted hereunder relate only to the Proposed Transaction and any subsequent transactions by the Company or modifications to the terms outlined above will require a separate consent from the Purchasers. Except as specifically waived by the terms of this letter, the Purchase Agreement and the exhibits thereto shall remain unmodified and in full force and effect, and shall not be in any way changed, modified or superseded by the terms set forth herein. CAPITALIZED TERMS USED AND NOT OTHERWISE DEFINED HEREIN THAT ARE DEFINED IN THE PURCHASE AGREEMENT SHALL HAVE THE MEANINGS GIVEN SUCH TERMS IN THE PURCHASE AGREEMENT.


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         This letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

         Nothing contained herein, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this letter, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of this letter. The Company has elected to provide all Purchasers with the same terms for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

         Please signify your consent to this request by signing this letter in the space indicated below. This waiver of your rights with respect to the Proposed Transaction shall not affect your rights relative to future proposals during the period described in the relevant section of the Purchase Agreement. Very truly yours,

                                                 USURF AMERICA, INC.


                                                 By:  /s/ Douglas O. McKinnon
                                                   -----------------------------
                                                   Name:  Douglas O. McKinnon
                                                   Title: President and CEO

Accepted and Agreed to:

Name of Purchaser:
Name of Authorized Signatory:
Title of Authorized Signatory:
Signature of Authorized Signatory:



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